Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Realty Income Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-208652 on Form S-3 of Realty Income Corporation and to the incorporation by reference in Registration Statement No. 333-181227 on Form S-8 of Realty Income Corporation of our reports dated February 11, 2016, with respect to the consolidated balance sheets of Realty Income Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period December 31, 2015, and related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Realty Income Corporation. Our report with respect to the consolidated financial statements and financial statement schedule of Realty Income Corporation makes reference to Realty Income Corporation changing its method of reporting discontinued operation in 2014 due to the adoption of FASB Accounting Standards Update No. 2014-08.

/s/ KPMG LLP

San Diego, California
February 11, 2016